RAYMOND T. MUNDY
                                Attorney-At-Law
                                 232 Route 306
                             Monsey, New York 10952
                                  914-354-2361





                                                      February 24, 1997



Gabriel Gibs, President
Volumetric Fund, Inc.
87 Violet Drive
Pearl River, New York  10965


Dear Mr. Gibs,

     This letter is in response to your request for my opinion in connection with the filing by the Fund of a "Rule 24f-2 Notice" pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940. In such notice you have reported the sale during the fiscal year ended December 31, 1996 of an aggregate of 62,518 shares of your common stock (the "Shares").
     In rendering this opinion, I have examined a copy of the Articles of Incorporation and By-Laws of the Fund, the Fund's registration statement and amendments thereto, the Rule 24f-2 Notice, the original or reproduced copies of all such records of the Fund, agreements, certificates of officers of the Fund and others, and such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. As to matters of fact relevant to such opinion, I have relied upon the Rule 24f-2 Notice and statements and certificates of officers and representitives of the Fund and others. I have assumed the genuineness of all signatures and the conformity to the original documents of copies supplied to me as reproduced copies.
     Based upon the foregoing, I am of the opinion that the Shares referred to in the Rule 24f-2 Notice were validly issued and are fully paid and non-assessable.
     I consent to the filing of this opinion with the Rule 24f-2 Notice referred to above. In giving such permission, I do not admit thereby that I come within the catagory of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very Truly Yours,

/s/ Raymond T. Mundy

    Raymond T. Mundy